Exhibit 99.1

SMC Announces Financial Results for the Three and Nine Months Ended September 30, 2017

MIDLAND, VA. - Smith-Midland Corporation (OTCQX: SMID) reported total revenue of $11.5 million for the three months ended September 30, 2017, compared to $12.4 million for the same period in 2016, a decrease of $0.9 million, or 7%. The pre-tax income for the three months ended September 30, 2017 was $1.2 million compared to pre-tax income of $2.6 million for the same period in 2016, or a decrease of $1.4 million. The Company had net income of $0.7 million for the three months ended September 30, 2017, compared to net income of $1.7 million for the same period in 2016, or a decrease of $1.0 million. The basic and diluted earnings per share were $0.15 for the three months ended September 30, 2017, while the basic and diluted earnings per share were $0.34, for the same period in 2016.
The Company reported total revenue of $31.7 million for the nine months ended September 30, 2017, compared to $30.1 million for the same period in 2016, an increase of $1.6 million, or 5%. The pre-tax income for the nine months ended September 30, 2017 was $3.6 million compared to a pre-tax income of $3.1 million for the same period in 2016, or an increase of $0.5 million. The Company had net income of $2.3 million for the nine months ended September 30, 2017, compared to net income of $2.0 million for the same period in 2016, or an increase of $0.2 million. The basic and diluted earnings per share were $0.46 for the nine months ended September 30, 2017, while the basic and diluted income per share were $0.41 for the same period in 2016.
Rodney Smith, Chairman and CEO stated, “The Company produced another strong and profitable quarter, as the nine month revenues and net income continue to exceed historical highs. The Company’s production facilities are near full capacity as we continue to focus on driving value to our customers and shareholders with innovative, quality products and services.
“Easi-Set Worldwide (ESW), the wholly-owned licensing company of Smith-Midland, continues to review requests for new incoming national and global licensing partnerships. ESW is drawing attention from around the world, as the Company works to strategically position itself to best serve the growing market for its precast concrete products. Innovation remains a focus for ESW by testing current product improvements and potential new product offerings.
“Smith-Midland is actively pursuing, and has received letters of intent for a number of large project contracts for highway safety barrier, highway soundwall, and Slenderwall products, for which the Company expects to receive orders in the near future. If and when awarded, these projects will generate a backlog that will keep production near full capacity past 2018. Growth potential in both production volume and bottom line profitability is at the forefront of management’s strategy.”
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
William A. Kenter, 540-439-3266
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com